Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
717-534-7556	717-534-8090

Hershey Reports Third-Quarter 2019 Financial Results;
Updates 2019 Net Sales Outlook for the Acquisition of ONE Brands

HERSHEY, Pa., October 24, 2019 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended September 29, 2019 and updated its 2019 net sales outlook to reflect the acquisition of ONE Brands, LLC.

“We are pleased with our third-quarter results and the momentum we are seeing in our core business,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Investments in our brands, capabilities and strong execution are driving solid confection sales and share gains in both our U.S. and International markets. Our Amplify portfolio continues to deliver mid- to high-single-digit growth. And we continue to execute against our broader snacking ambition with the acquisition of ONE Brands and its portfolio of high-growth, better-for-you nutrition bars. We remain confident in our strategies and ability to deliver our financial commitments for the year.”

Third-Quarter 2019 Financial Results Summary1
•Consolidated net sales of $2,134.4 million, an increase of 2.6%.
•Organic constant currency net sales increased 1.6%.
•The net impact of acquisitions and divestitures on net sales was a 1.2 point benefit, while foreign currency exchange was a 0.2 point headwind.
•Reported net income of $325.3 million, or $1.54 per share-diluted, an increase of 23%.
•Adjusted earnings per share-diluted of $1.61, an increase of 3.9%.
1 All comparisons for the third quarter of 2019 are with respect to the third quarter ended September 30, 2018

2019 Full-Year Financial Outlook Summary2
•Full-year reported net sales are expected to increase around 2.5%, an increase versus previous guidance of around 2%, driven by the acquisition of ONE Brands.
◦The net impact of acquisitions and divestitures is estimated to be approximately a 1.0 point benefit3.
◦The impact of foreign currency exchange is anticipated to be slightly negative based on current exchange rates.
•Full-year reported earnings per share-diluted are expected to be in the $5.54 to $5.66 range, between a decline of 1% and an increase of 1% versus prior year.
•Full-year adjusted earnings per share-diluted are expected to be in the $5.68 to $5.74 range, an increase of 6% to 7%.
2 All comparisons for full-year 2019 are with respect to the full year ended December 31, 2018
3 Reflects the impact from the acquisitions of Amplify Snack Brands, Pirate Brands and ONE Brands as well as the divestitures of Tyrells, Shanghai Golden Monkey and the Van Houten brand rights

Third-Quarter 2019 Results
Consolidated net sales were $2,134.4 million in the third quarter of 2019 versus $2,079.6 million in the year ago period, an increase of 2.6%. The net impact of acquisitions and divestitures was a 1.2 point benefit. Price realization was a 1.1 point benefit, reflecting full execution of the company's 2018 price increase, partially offset by the transitional period related to the company's July 2019 pricing announcement. These results were in line with expectations. Volume was a 0.5 point benefit and foreign currency exchange was a 0.2 point headwind.

As outlined in the table below, the company’s third-quarter 2019 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $18.4 million, or $0.07 per share-diluted. For the third quarter of 2018, items impacting comparability totaled $68.0 million, or $0.30 per share-diluted.

Reported gross margin was 44.2% in the third quarter of 2019, compared to 41.5% in the third quarter of 2018, an increase of 270 basis points. Adjusted gross margin was 44.8% in the third quarter of 2019, compared to 44.0% in the third quarter of 2018, an increase of 80 basis points. This increase in both reported and adjusted gross margin was driven by favorable commodities and net price realization.

Selling, marketing and administrative expenses increased 6.0% in the third quarter of 2019 versus the third quarter of 2018. Advertising and related consumer marketing expenses increased 10.5% in the third quarter of 2019 versus the same period last year driven by advertising increases in North America. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 3.5% versus the third quarter of 2018 driven by increased spending related to incentive compensation.

Third-quarter 2019 reported operating profit of $460.8 million increased 13.4% versus the third quarter of 2018, resulting in an operating margin of 21.6%, an increase of 210 basis points driven primarily by gross margin gains. Adjusted operating profit of $477.0 million increased 1.3% versus the third quarter of 2018. This resulted in an adjusted operating margin of 22.3%, a decrease of 30 basis points versus the third quarter of 2018 as gross margin gains were more than offset by increased advertising in North America and higher incentive compensation.

The effective tax rate in the third quarter of 2019 was 20.2%, a decrease of 540 basis points versus the third quarter of 2018. The adjusted tax rate in the third quarter of 2019 was 20.1%, a decline of 270 basis points versus the third quarter of 2018. Both the effective and adjusted tax rate favorability were driven primarily by excess tax benefits from stock-based compensation and higher investment tax credits.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Derivative Mark-to-Market Losses	$12.2	$47.6	$0.06	$0.22
Business Realignment Activities	1.6	11.4	0.01	0.04
Acquisition-Related Costs	2.4	3.7	0.01	0.02
Pension Settlement Charges Relating to Company-Directed Initiatives	2.3	4.0	0.01	0.02
Long-Lived Asset Impairment Charges	—	1.6	—	0.01
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(0.1)	(0.3)	—	—
Tax effect of all adjustments reflected above	—	—	(0.02)	(0.01)
	$18.4	$68.0	$0.07	$0.30

The following are comments about segment performance for the third quarter of 2019 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,894.0 million in the third quarter of 2019, an increase of 2.7% versus the same period last year. Price realization was a 1.5 point benefit and the net impact of acquisitions and divestitures was a 1.5 point benefit. Volume was a 0.2 point headwind and foreign currency exchange rates were a 0.1 point headwind.

Total Hershey U.S. retail takeaway for the 12 weeks ended October 13, 20194 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 1.5% versus the prior-year period. Hershey’s U.S. candy, mint and gum retail takeaway increased 2.2%, resulting in a 23 basis point market share gain versus the prior-year period. Hershey’s salty snack retail takeaway increased 6.3% during the latest 12 weeks led by strong Skinny Pop performance.

North America advertising and related consumer marketing expenses increased 14.4% in the third quarter of 2019 versus the same period last year driven by advertising. Favorable gross margin resulted in a segment income increase of 2.6% to $570.4 million in the third quarter of 2019, compared to $556.1 million in the third quarter of 2018.
4 Includes candy, mint, gum, salty snacks, meat snacks and grocery items

International and Other
Third-quarter 2019 net sales for Hershey’s International and Other segment increased 1.8% versus the same period last year, to $240.4 million. Volume was a 5.3 point benefit. Net price realization was a 1.6 point headwind, foreign currency exchange rates were a 1.0 point headwind, and divestitures were a 0.9 point headwind. Combined net sales in our strategic focus markets (Mexico, Brazil, India and China) increased approximately 3.2%. Excluding a 2.1 point headwind from foreign currency exchange rates and a 2.1 point headwind from divestitures, combined organic constant currency net sales in Mexico, Brazil, India and China grew approximately 7.4%.

International and Other segment income increased 26.7% to $39.4 million in the third quarter of 2019 driven by gains from volume growth and gross margin expansion.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended September 29, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	5.8%	(2.9)%	8.7%	—%	8.7%
Brazil	(1.9)%	(0.8)%	(1.1)%	—%	(1.1)%
India	16.2%	(0.5)%	16.7%	—%	16.7%
China	(2.6)%	(2.8)%	0.2%	(7.6)%	7.8%
Total Strategic Focus Markets	3.2%	(2.1)%	5.3%	(2.1)%	7.4%

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the third quarter of 2019 was $132.8 million, an increase of $16.3 million, or 14.0% versus the same period of 2018. This increase was driven primarily by incentive compensation increases.

2019 Full-Year Financial Outlook
Full-year reported net sales are expected to increase around 2.5%. The net impact of acquisitions and divestitures is estimated to be approximately a 1.0 point benefit, and the impact from foreign currency exchange rates is expected to be slightly negative based on current exchange rates.

Full-year reported earnings per share-diluted are expected to be roughly in-line with 2018 reported earnings per share-diluted, while adjusted earnings per share-diluted are expected to increase 6% to 7% versus 2018.

Below is a reconciliation of projected 2019 and full-year 2018 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2019 (Projected)	2018
Reported EPS – Diluted	$5.54 – $5.66	$5.58
Derivative mark-to-market gains	—	(0.80)
Business realignment activities	0.01 – 0.03	0.25
Acquisition-related costs	0.04 – 0.06	0.21
Gain on sale of licensing rights	—	(0.01)
Pension settlement charges relating to company-directed initiatives	0.03 – 0.05	0.03
Long-lived and intangible asset impairment charges	—	0.27
Noncontrolling interest share of business realignment and impairment charges	—	(0.03)
Tax effect of all adjustments reflected above	—	(0.14)
Adjusted EPS – Diluted	$5.68 – $5.74	$5.36

2019 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expense in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on third-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, for the third quarter of 2019, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related costs, pension settlement charges related to company-directed initiatives, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	September 29, 2019	September 30, 2018
Reported gross profit	$943,318	$863,493
Derivative mark-to-market losses	12,138	47,617
Business realignment activities	—	4,565
Acquisition-related costs	674	—
Non-GAAP gross profit	$956,130	$915,675

Reported operating profit	$460,815	$406,263
Derivative mark-to-market losses	12,138	47,617
Business realignment activities	1,606	11,423
Acquisition-related costs	2,445	3,706
Long-lived asset impairment charges	—	1,649
Non-GAAP operating profit	$477,004	$470,658

Reported provision for income taxes	$82,178	$91,441
Derivative mark-to-market losses*	1,924	3,294
Business realignment activities*	347	(1,736)
Acquisition-related costs*	581	780
Pension settlement charges relating to Company-directed initiatives*	563	992
Long-lived asset impairment charges*	—	2,143
Non-GAAP provision for income taxes	$85,593	$96,914

Reported net income	$325,307	$263,713
Derivative mark-to-market losses	10,214	44,323
Business realignment activities	1,259	13,160
Acquisition-related costs	1,864	2,926
Pension settlement charges relating to Company-directed initiatives	1,725	3,026
Long-lived asset impairment charges	—	(494)
Noncontrolling interest share of business realignment and impairment charges	(108)	(367)
Non-GAAP net income	$340,261	$326,287

Reported EPS - Diluted	$1.54	$1.25
Derivative mark-to-market losses	0.06	0.22
Business realignment activities	0.01	0.04
Acquisition-related costs	0.01	0.02
Pension settlement charges relating to Company-directed initiatives	0.01	0.02
Long-lived asset impairment charges	—	0.01
Tax effect of all adjustments reflected above**	(0.02)	(0.01)
Non-GAAP EPS - Diluted	$1.61	$1.55

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes. There is no tax effect associated with adjustments for Long-lived asset impairment charges and Noncontrolling interest share of business realignment and impairment charges.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	September 29, 2019	September 30, 2018
As reported gross margin	44.2%	41.5%
Non-GAAP gross margin (1)	44.8%	44.0%

As reported operating profit margin	21.6%	19.5%
Non-GAAP operating profit margin (2)	22.3%	22.6%

As reported effective tax rate	20.2%	25.6%
Non-GAAP effective tax rate (3)	20.1%	22.8%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended September 29, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	(0.5)%	(1.2)%	0.7%	—%	0.7%
Total North America segment	2.7%	(0.1)%	2.8%	1.5%	1.3%

International and Other segment
Mexico	5.8%	(2.9)%	8.7%	—%	8.7%
Brazil	(1.9)%	(0.8)%	(1.1)%	—%	(1.1)%
India	16.2%	(0.5)%	16.7%	—%	16.7%
China	(2.6)%	(2.8)%	0.2%	(7.6)%	7.8%
Total International and Other segment	1.8%	(1.0)%	2.8%	(0.9)%	3.7%

Total Company	2.6%	(0.2)%	2.8%	1.2%	1.6%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses: The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating profit and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings. During the third quarter of 2019, business realignment charges related primarily to severance expenses and other third-party costs related to this program. During the third quarter of 2018, business realignment charges related primarily to severance expenses, accelerated depreciation and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the third quarter of 2019 related to the integration of the 2018 acquisitions of Amplify Snack Brands, Inc and Pirate Brands. Costs incurred during the third quarter of 2018 included legal and consultant fees incurred to effectuate the Amplify acquisition, as well as other costs relating to the integration of the business.

Pension Settlement Charges Relating to Company-Directed Initiatives: In the third quarter of 2019 and 2018, settlement charges in our hourly defined benefit plan were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth and Operational Optimization Programs, which were designed to optimize our production and supply chain network.

Long-Lived Asset Impairment Charges: There were no impairment charges recorded during the third quarter of 2019. During the third quarter of 2018, we recorded long-lived asset impairment charges within the Shanghai Golden Monkey and Tyrrells disposal groups. These charges represent the excess of the disposal groups' carrying values, including the related currency translation adjustment amounts realized upon completion of the sales, over the sales values less costs to sell for the Shanghai Golden Monkey and Tyrrells businesses.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2018. All information in this press release is as of September 29, 2019. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 29, 2019 and September 30, 2018
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2019	2018	2019	2018

Net sales			$2,134,422	$2,079,593	$5,918,127	$5,803,167
Cost of sales			1,191,104	1,216,100	3,207,561	3,172,194
Gross profit			943,318	863,493	2,710,566	2,630,973

Selling, marketing and administrative expense			481,363	453,921	1,388,729	1,388,793
Long-lived asset impairment charges			—	1,649	4,741	28,817
Business realignment costs			1,140	1,660	7,342	10,864

Operating profit			460,815	406,263	1,309,754	1,202,499
Interest expense, net			35,456	36,916	106,690	101,207
Other (income) expense, net			17,999	12,493	36,601	35,201

Income before income taxes			407,360	356,854	1,166,463	1,066,091
Provision for income taxes			82,178	91,441	224,129	226,640

Net income including noncontrolling interest			325,182	265,413	942,334	839,451

Less: Net (loss) income attributable to noncontrolling interest			(125)	1,700	(171)	(1,320)
Net income attributable to The Hershey Company			$325,307	$263,713	$942,505	$840,771

Net income per share	- Basic	- Common	$1.59	$1.29	$4.62	$4.11
	- Diluted	- Common	$1.54	$1.25	$4.47	$3.99
	- Basic	- Class B	$1.45	$1.17	$4.19	$3.74

Shares outstanding	- Basic	- Common	149,239	149,155	148,989	149,371
	- Diluted	- Common	211,312	210,681	210,816	210,970
	- Basic	- Class B	60,614	60,620	60,614	60,620

Key margins:
Gross margin			44.2%	41.5%	45.8%	45.3%
Operating profit margin			21.6%	19.5%	22.1%	20.7%
Net margin			15.2%	12.7%	15.9%	14.5%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 29, 2019 and September 30, 2018
(unaudited) (in thousands of dollars)

	Third Quarter			Nine Months
	2019	2018	% Change	2019	2018	% Change
Net sales:
North America	$1,894,033	$1,843,511	2.7%	$5,269,031	$5,155,151	2.2%
International and Other	240,389	236,082	1.8%	649,096	648,016	0.2%
Total	$2,134,422	$2,079,593	2.6%	$5,918,127	$5,803,167	2.0%

Segment income:
North America	$570,388	$556,060	2.6%	$1,606,047	$1,534,345	4.7%
International and Other	39,444	31,072	26.9%	81,631	65,379	24.9%
Total segment income	609,832	587,132	3.9%	1,687,678	1,599,724	5.5%
Unallocated corporate expense (1)	132,828	116,474	14.0%	370,211	361,447	2.4%
Mark-to-market adjustment for commodity derivatives (2)	12,138	47,617	(74.5)%	(13,447)	(69,464)	(80.6)%
Long-lived asset impairment charges	—	1,649	NM	4,741	28,817	(83.5)%
Costs associated with business realignment initiatives	1,606	11,423	(85.9)%	8,468	42,670	(80.2)%
Acquisition-related costs	2,445	3,706	(34.0)%	7,951	36,413	(78.2)%
Gain on sale of licensing rights	—	—	NM	—	(2,658)	NM
Operating profit	460,815	406,263	13.4%	1,309,754	1,202,499	8.9%
Interest expense, net	35,456	36,916	(4.0)%	106,690	101,207	5.4%
Other (income) expense, net	17,999	12,493	44.1%	36,601	35,201	4.0%
Income before income taxes	$407,360	$356,854	14.2%	$1,166,463	$1,066,091	9.4%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net losses (gains) on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Third Quarter		Nine Months
	2019	2018	2019	2018
Segment income as a percent of net sales:
North America	30.1%	30.2%	30.5%	29.8%
International and Other	16.4%	13.2%	12.6%	10.1%

The Hershey Company
Consolidated Balance Sheets
as of September 29, 2019 and December 31, 2018
(in thousands of dollars)

Assets	2019	2018
	(unaudited)
Cash and cash equivalents	$302,636	$587,998
Accounts receivable - trade, net	849,218	594,145
Inventories	969,071	784,879
Prepaid expenses and other	254,130	272,159

Total current assets	2,375,055	2,239,181

Property, plant and equipment, net	2,099,985	2,130,294
Goodwill	1,982,362	1,801,103
Other intangibles	1,452,726	1,278,292
Other assets	524,323	252,984
Deferred income taxes	29,809	1,166

Total assets	$8,464,260	$7,703,020

Liabilities and Stockholders' Equity

Accounts payable	$553,561	$502,314
Accrued liabilities	726,344	679,163
Accrued income taxes	74,085	33,773
Short-term debt	1,275,430	1,197,929
Current portion of long-term debt	352,954	5,387

Total current liabilities	2,982,374	2,418,566

Long-term debt	2,892,296	3,254,280
Other long-term liabilities	627,842	446,048
Deferred income taxes	200,157	176,860

Total liabilities	6,702,669	6,295,754

Total stockholders' equity	1,761,591	1,407,266

Total liabilities and stockholders' equity	$8,464,260	$7,703,020